December 19, 2008

Re: Third-Quarter 2008 Dividend Announcement

Dear Seattle Bank Members,

On December 18, the Seattle Bank's Board of Directors determined that, based on our third-quarter 2008 results, the Seattle Bank will not pay a dividend on Class A or Class B stock outstanding during the quarter.

As you know, the Seattle Bank reported a net loss of $18.8 million for the third quarter, due primarily to a $49.8 million other-than-temporary impairment charge on three private-label mortgage-backed securities. These securities are highly rated, and the estimated principal loss over the life of the securities is $4.9 million-significantly less than the $49.8 million impairment charge. Generally accepted accounting standards, however, require that we reflect the current fair value on our balance sheet for investments that are other than temporarily impaired and accrete the difference between the estimated loss and impairment charge to interest income over the remaining life of the securities.

Our third-quarter results reflect the ongoing turmoil in the credit and mortgage markets and its adverse affects on the current fair values of mortgage-based assets. Unfortunately, these economic pressures persist, and given the potential impact on the valuations of other mortgage-backed securities that we hold, we think it is prudent to maintain a conservative capital management approach at this time.

We realize that this news comes as a disappointment, particularly in light of the substantial progress we have made over the past three years, as we have increased our net income from $1.7 million in 2005 to $25.8 million in 2006 to $70.7 million in 2007. Even with the impairment charges during the third quarter, our year-to-date net income was $41.8 million at the end of September.

The continued strength of our advance business underscores our members' need for liquidity, and as we work through these challenging financial times, our priority is to ensure that we meet that need.

We appreciate your understanding of our board's decision regarding the third-quarter dividend, and we invite you to contact your relationship manager or any member of the Seattle Bank's senior management team with any questions you may have.

Sincerely,

Richard M. Riccobono
President and CEO